Exhibit 10.2

ANNALY CAPITAL MANAGEMENT, INC.

PSU Award Agreement

THIS PSU AWARD AGREEMENT (this “Agreement”), dated as of «Grant_Month» «Grant_Day», «Grant Year» is between Annaly Capital Management, Inc., a Maryland corporation (the “Company”) and «Name» (the “Participant”), and governs the performance-vesting RSUs (“PSUs”) granted by the Company to the Participant in accordance with and subject to the provisions of the Annaly Capital Management, Inc. 2020 Equity Incentive Plan (the “Plan”). A Prospectus describing the Plan has been delivered to the Participant. The Plan itself is available upon request. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of PSUs. Effective as of «Grant_Month» «Grant_Day», «Grant_Year» (the “Date of Grant”), the Company granted the Participant «Shares» target PSUs (the “Target PSUs”) in accordance with the Plan and subject to the terms and conditions set forth in the Plan and this Agreement. Each PSU represents the right to receive a Share upon settlement of the vested PSUs as set forth herein.

2. Grant of Dividend Equivalent Rights. Effective as of the Date of Grant, the Company also granted the Participant Dividend Equivalent Rights in accordance with the Plan and subject to the terms and conditions set forth in the Plan and this Agreement. The Dividend Equivalent Rights entitle the Participant to be credited with additional PSUs (the “Additional PSUs”) with respect to cash dividends (other than extraordinary cash dividends) paid on Shares during the period beginning on the Date of Grant and ending on the earlier of the date that the vested PSUs and vested Additional PSUs are settled in accordance with Section 4 of this Agreement or the date that the PSUs and Additional PSUs are forfeited in accordance with Section 3 of this Agreement. On each date that cash dividends (other than extraordinary cash dividends) are paid on Shares, the Participant shall be credited with Additional PSUs as follows: The cash dividend per Share shall be multiplied by the number of Target PSUs and Additional PSUs outstanding and credited to the Participant on the dividend payment date and the resulting product shall be divided by the Fair Market Value on the dividend payment date. Each Additional PSU represents the right to receive a Share upon settlement of the vested Additional PSUs as set forth herein. For avoidance of doubt, the Additional PSUs shall be subject to adjustment for performance under Section 3 to the same extent as the Target PSUs.

3. Vesting. The Participant’s interest in the PSUs shall become vested and nonforfeitable to the extent provided in paragraphs (a) through (g) below.

(a) Performance Conditions. The Target PSUs shall be subject to adjustment based on the Company’s performance during the applicable “Performance Period,” all as set forth on Exhibit A hereto. The Committee shall make all determinations regarding the performance adjustment by the 15th day of the third month following the end of the Performance Period. The number of PSUs after such adjustment, which may range 0% to the maximum percentage of the Target PSUs set forth on Exhibit A, are referred to in this Agreement as the “Performance-Adjusted PSUs.” For the avoidance of doubt, if the performance adjustment results in 0% of the Target PSUs being earned, the PSUs shall be canceled and forfeited as of the last day of the Performance Period and all of the Participant’s rights to the PSUs shall immediately terminate without any payment of consideration by the Company.

(b) Continued Service. The Participant’s interest in the Performance-Adjusted PSUs shall become vested and nonforfeitable on the last day of the Performance Period (the “Vesting Date”), subject to the Participant’s continuous Service (as defined below) from the Date of Grant through the Vesting Date. For purposes of this Agreement, “Service” means service to the Company or an Affiliate as an employee, Non-Employee Director, or other bona fide service provider (whether as a consultant, advisor or otherwise). The Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as the Participant continues to be an employee, Non-Employee Director, or other bona fide service provider to the Company or an Affiliate.

(c) Change in Control. If a Change in Control occurs before the Vesting Date while the Participant is still in Service, the Participant’s interest in the PSUs shall become vested and nonforfeitable in connection with a Change in Control in accordance with the provisions of Section 10(b) of the Plan, subject to the requirements of Section 21 of the Plan (regarding potential adjustments as a result of Section 280G and related provisions of the Code). For any Participant who is not a Non-Employee Director, for purposes of Section 10(b)(ii) of the Plan (regarding vesting of the PSUs during the two-year period following a Change in Control if the PSUs are assumed, converted or replaced in the transaction), the following terms have the following meanings:

(i) “Cause” shall be as defined in any employment agreement, offer letter, or similar agreement between the Participant and the Company or an Affiliate, and if there is no such agreement or definition, “Cause” shall mean that the Participant is found by the Company to have (i) committed an act of fraud or dishonesty in the course of the Service; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by the Company in its sole discretion); (iii) failed to perform the Participant’s job duties where such failure is materially injurious to the Company and its Affiliates, or to the business interests or reputation of the Company and its Affiliates; (iv) materially breached any written policy applicable to the Participant’s Service including, but not limited to, the Company’s Code of Business Conduct and Ethics; or (v) materially breached any Service-related covenants under any agreement with the Company or an Affiliate; provided, however, that with respect to any breach or failure that is curable by the Participant, as determined by the Company in good faith, the Company has provided the Participant written notice of the material breach or failure and the Participant has not cured such breach or failure, as determined by the Company in good faith, within fifteen (15) days following the date the Company provides such notice.

(ii) “Good Reason” shall be as defined in any employment agreement, offer letter, or similar agreement between the Participant and the Company or an Affiliate, and if there is no such applicable definition, termination of Service for Good Reason shall not be applicable to the Participant under Section 10(b)(ii) of the Plan.

(d) Death or Disability. If the Participant terminates Service before the Vesting Date due to the Participant’s death, the Participant shall become vested as of the date of such death in the Target PSUs (i.e., without adjustment for performance under paragraph (a)). If the Participant terminates Service before the Vesting Date due to the Participant’s total and permanent disability within the meaning of Section 22(e)(3) of the Code, the Target PSUs shall remain outstanding and become vested on the Vesting Date after adjustment for performance in accordance with paragraph (a). The Participant’s beneficiary shall receive payment with respect to the PSUs (and any Additional PSUs) in the event of the Participant’s death. The beneficiary shall be the Participant’s surviving spouse, if any, and if no surviving spouse, then the Participant’s estate, provided that the Company, in its discretion, may permit the Participant to designate a beneficiary in accordance with such written procedures as the Company may establish.

(e) Vesting Required by Employment Agreement. Notwithstanding any provision herein to the contrary, if the Participant terminates Service under conditions that would provide full or partial vesting of the Award in accordance with a written employment agreement, offer letter, or similar agreement between the Company and the Participant, then the Participant’s interest in the PSUs shall become vested and nonforfeitable to the extent provided by such written agreement. The number of PSUs vesting shall remain subject to adjustment for performance under paragraph (a) and such Performance-Adjusted PSUs shall be settled following the end of the Performance Period as provided in Section 4 below, except to the extent that the written agreement expressly provides otherwise. If the written agreement calls for vesting of the PSUs to be prorated, the prorated PSUs shall be determined by multiplying the number of PSUs by a fraction, the numerator of which is the number of days in the Performance Period through the date that the Participant’s Service terminates, and the denominator of which is the total number of days in the Performance Period. Any such vesting shall be subject to the terms and conditions of the applicable written agreement, including any requirement that the Participant provide the Company with a release of claims.

(f) Involuntary Termination without Cause. Notwithstanding any provision herein to the contrary, if the Participant’s Service is terminated by the Company for any reason other than Cause (as defined in Section 3(c)(i) above) and other than as set forth in Sections 3(d) and (e) above, then subject to the conditions of this Section 3(f), the Target PSUs shall remain outstanding and become vested on the Vesting Date after adjustment for performance in accordance with paragraph (a). For the avoidance of doubt, if Section 3(e) applies to the Participant, this Section 3(f) shall not apply.

(g) Additional PSUs. The Participant’s interest in the Additional PSUs shall become vested and nonforfeitable on the date, and to the extent that, the underlying Target PSUs in respect of which the Additional PSUs were credited, become vested and nonforfeitable, including after adjustment for performance in accordance with this Section 3.

(h) Cancellation/Forfeiture in All Other Cases. Except as provided in this Section 3, any PSUs and Additional PSUs that are not vested and nonforfeitable on or before the date that the Participant terminates Service (including voluntary termination for any reason or involuntary termination for Cause) shall be canceled and forfeited on the date that Service terminates and all of the Participant’s rights to such PSUs and Additional PSUs shall immediately terminate without any payment of consideration by the Company.

4. Settlement. Except as provided in Section 5, PSUs and Additional PSUs that become vested and nonforfeitable shall be settled by the issuance of an equal number of Shares. A fractional Share will not be issued but will instead be disregarded. The issuance shall be made after adjustment for performance under Section 3(a) and by no later than the 15th day of the third month after the end of the Performance Period; provided that (i) PSUs and Additional PSUs that vest as a result of the Participant’s termination of Service due to death under Section 3(d) shall be paid as soon as administratively practicable (not more than 30 days) of such death, and (ii) any PSUs and Additional PSUs outstanding on the date of a Change in Control that become vested as a result of the closing of the Change in Control shall be settled on the date of the Change in Control. If the PSUs or Additional PSUs are deferred compensation that is subject to the requirements of Section 409A of the Code, the timing of payment shall be subject to the requirements of Section 18 of the Plan. Upon any vesting of PSUs and Additional PSUs, the Committee reserves the right to issue to the Participant, in full satisfaction of the delivery of Shares, a single cash payment equal to the Fair Market Value of Shares on the day preceding the date of payment or a combination of Shares and cash payment based on the Fair Market Value on the day preceding the date of payment. References in this Agreement to Shares issuable in connection with the PSUs and Additional PSUs will include the potential issuance of its cash equivalent pursuant to such right.

5. Responsibility for Taxes.

(a) General. Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items owed by the Participant is and remains the Participant’s responsibility and that the Company or an Affiliate that the Participant provides Services to (the “Employer”) (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the PSUs and Additional PSUs or the subsequent sale of any Shares acquired upon vesting; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items.

(b) Withholding. Prior to vesting of any PSUs and Additional PSUs, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company or Employer. In this regard, the Participant authorizes the Company and/or Employer to withhold all applicable Tax-Related Items legally payable by the Participant from the Participant’s wages or other cash compensation paid to the Participant by the Company or Employer or from proceeds of the sale of any Shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company or Employer may (i) sell or arrange for the sale of any Shares that the Participant acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) retain a number of the PSUs and Additional PSUs otherwise payable, provided that the Company only retains a number of PSUs and Additional

PSUs necessary to satisfy no more than the required withholding amount (not to exceed maximum statutory rates). Finally, the Participant shall pay to the Company and/or Employer any amount of Tax-Related Items that the Company may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver any Shares or make any payment with respect to any earned and vested PSUs and Additional PSUs if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section 5.

6. Transferability; Unfunded Arrangement. Until such time as the PSUs and Additional PSUs become earned and vested in accordance with this Agreement, the PSUs and Additional PSUs, and any rights relating thereto, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, other than in connection with the Participant’s death. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs and Additional PSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the PSUs and Additional PSUs will be forfeited by the Participant and all of the Participant’s rights to such PSUs and Additional PSUs shall immediately terminate without any payment of consideration by the Company. PSUs and Additional PSUs constitute an unfunded and unsecured obligation of the Company.

7. Shareholder Rights. The Participant shall not have any rights as a shareholder of the Company with respect to the PSUs and Additional PSUs until, and then to the extent that, Shares are issued in settlement of the PSUs and Additional PSUs. Upon the issuance of Shares in settlement of the PSUs and Additional PSUs, the Participant shall have all the rights of a shareholder of the Company with respect to those Shares, including the right to vote the Shares and to receive all dividends on the Shares.

8. No Right to Continued Service. This Agreement and the grant of the PSUs and Dividend Equivalent Rights does not give the Participant any rights with respect to continued Service. This Agreement and the grant of the PSUs and Dividend Equivalent Rights shall not interfere with the right of the Company, the Manager or an Affiliate to terminate the Participant’s Service.

9. Governing Law; Venue. This Agreement shall be governed by the laws of the State of Maryland except to the extent that Maryland law would require the application of the laws of another state. Any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement shall be litigated solely and exclusively in the state or federal courts located in the City of New York, New York unless otherwise required by applicable law, and the parties agree that such courts are convenient forums. Each party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

10. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

11. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

12. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

13. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original document and all counterparts shall constitute a single document.

14. Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.

15. Recovery of Compensation. In accordance with Section 20 of the Plan, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) the Company’s Policy on Recovery (Clawback) of Incentive Compensation from Executives, as in effect from time to time, all to the extent determined by the Committee to be applicable to the Participant.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

«Name»

ANNALY CAPITAL MANAGEMENT, INC.

By:	«Signature_Name»
Title:	«Signature_Title»

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